Exhibit 4.13

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

ADDENDUM V

TO THE NON-RESIDENTIAL LEASE AGREEMENT

This Addendum V is made in Touro on February 26, 2026, but shall have retroactive effect as of the 1st of January 2026.

BY AND BETWEEN

On the one hand, Galchimia, S.A. (hereinafter, “Galchimia”), a Spanish Company, with registered offices at [***], and holder of Spanish Tax Identification number [***], duly represented by Ms. María do Carme Pampín Casal, holding Spanish ID number [***], in her capacity as Managing Director (“Consejera Delegada”).

And on the other hand, Agomab Spain, S.L.U. (hereinafter, “Agomab”), a Spanish Company, with registered offices at [***], and holder of Spanish Tax Identification number [***], duly represented by Mr. Tim Knotnerus, individual representing Agomab Therapeutics NV, in its capacity as Sole Director.

Hereinafter, Galchimia and Agomab may be referred to, jointly, as the “Parties” and, individually, as the “Party”.

The Parties mutually recognize each other as having the necessary legal capacity to bind themselves pursuant to the terms of the present Addendum III and, to that effect,

WHEREAS

I.

That on October 26th, 2021, Galchimia and Agomab (formerly known as Origo Biopharma, S.L.) entered into a non-residential lease agreement (“Contrato de arrendamiento para uso distinto del de vivienda”) by virtue of which Galchimia, as lessor leases, to Agomab, as lessee, a specific area of the industrial building (“nave industrial”) described in the aforementioned agreement (hereinafter, the “Agreement”).

II.

That on July 15th, 2022, the Parties entered into an addendum amending the Agreement (the “Addendum I”) in which were modified the number of Users (“Usuarios”) that will have access to the Area (“Espacio”), the amount of the Rent (“Renta”) and the number of square meters of the leased Area.

III.

That on March 27th, 2023, the Parties entered into an addendum amending the Agreement (the “Addendum II”) in which were modified the number of Users (“Usuarios”) that will have access to the Area (“Espacio”), the amount of the Rent (“Renta”) and the number of square meters of the leased Area.

IV.

That on April 18th, 2024, the Parties entered into an addendum amending the Agreement (the “Addendum III”) in which were modified the number of Users (“Usuarios”) that will have access to the Area (“Espacio”), the amount of the Rent (“Renta”) and the number of square meters of the leased Area.

V.

That on February 6th, 2025, the Parties entered into an addendum amending the Agreement (the “Addendum IV”) in which were modified the number of Users (“Usuarios”) that will have access to the Area (“Espacio”), the amount of the Rent (“Renta”) and the number of square meters of the leased Area.

VI.

That by virtue of clause 2.1.4 c) of the Agreement, the Parties wish to enter into this addendum to the Agreement for the purpose of modifying the number of Users who will have access to the Area and the amount of the Rent / the number of Users who will have access to the Area, the amount of the Rent and the number of square meters of the Area to be leased (hereinafter, the “Addendum V”), all in accordance with the following:

CLAUSES

FIRST.- DEFINITIONS AND CONSTRUCTION

Unless otherwise provided in this Addendum V, those terms, definitions or words expressed in capital letters and not expressly defined in this Addendum V, shall be construed as set forth and defined for them in the Agreement.

SECOND.-NUMBER OF USERS AND AMOUNT OF CURRENT RENT

The Parties agree to partially modify clause 2.1 of the Agreement, regarding the rent, effective as of the date of signature of this Addendum V, the wording of which shall hereinafter read as follows:

“2.1.	Rent
2.1.1.	In consideration for the lease of the Area, AGOMAB shall pay to GALCHIMIA the amounts detailed below:
a.	In consideration for the use of the Office Area, AGOMAB shall pay a monthly rent of 268.00.-€ per User, as this term is defined in Clause 2.1.4 below.

(...)

c.	In addition, in consideration for the use of the Laboratory Area, AGOMAB shall pay a monthly rent of 793.00.-€ per User, as this term is defined in Clause 2.1.4 below.

The above amount includes the use of one (1) laboratory cabinet per user, fully equipped for the execution of small-scale chemical synthesis projects. In addition,

the items listed in Clause 2.1.1 (b) above are also provided for AGOMAB ‘s use of the Laboratory Area.

(...)

2.1.5.	The Parties declare that, as of the date of this Agreement, the total number of Users amounts to five (5), which are distributed as follows:
a.	three(3) Users for the Laboratory Area, and
b.	two(2) Users for the Office Area.
2.1.6.

Pursuant to the provisions of this Clause 2, the Parties declare that the current amount to be paid by AGOMAB to GALCHIMIA as Rent, in exchange of the current number of Users of the Area, is set at 2,379.00.-€ for the Laboratory Area, and 536.00.-€, for the Office Area, being the total of both amounts of 2,915.00.-€ (“Renta Actual”).

(…)”

THIRD.-CLOSING CLAUSE

All the provisions of the Agreement, the Addendum I, the Addendum II, Addendum III, and the Addendum IV shall remain in full force and effect, except for those that conflict with this Addendum V, as the latter shall prevail.

The legal regime applicable to this Addendum V in matters of jurisdiction, applicable law or any other circumstance not expressly regulated in this document shall be the same as the one provided for these matters in the Agreement.

In witness whereof, the Parties have signed this Addendum V in duplicate originals and for a single purpose, when applicable, as of the effective date and place indicated in the heading.

/s/ Carme Pampín Casal	/s/ Tim Knotnerus

GALCHIMIA, S.A. Ms. Carme Pampín Casal	AGOMAB SPAIN, S.L.U. Agomab Therapeutics NV Mr. Tim Knotnerus